EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-116345) pertaining to the Digirad Corporation 1991 Stock Option Program, the Digirad Corporation 1997 Stock Option/ Stock Issuance Plan, the Digirad Corporation 1998 Stock Option/ Stock Issuance Plan and the Digirad Corporation 2004 Stock Incentive Plan of our report dated February 16, 2005, with respect to the consolidated financial statements and schedule of Digirad Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

San Diego, California

March  1, 2005